Filed pursuant to Rule 433
Registration Statement 333-137902
Dated April 28, 2008

# DEE DYY DDP DPU

## DB Commodity Double Short Exchange Traded Note (DEE)
## DB Commodity Double Long Exchange Traded Note (DYY)
## DB Commodity Short Exchange Traded Note (DDP)
## DB Commodity Long Exchange Traded Note (DPU)

www.dbfunds.db.com/notes
877.369.4617

As of April 28, 2008

### DB Commodity ETN and Index Data

| | |
|---|---|
| **DB Commodity ETN Symbols** | |
| Commodity Double Short | DEE |
| Commodity Double Long | DYY |
| Commodity Short | DDP |
| Commodity Long | DPU |
| **Unit Price at Listing** | |
| Commodity Double Short | $25.00 |
| Commodity Double Long | $25.00 |
| Commodity Short | $25.00 |
| Commodity Long | $25.00 |
| **Intraday Intrinsic Value Symbols** | |
| Commodity Double Short | DEEIV |
| Commodity Double Long | DYYIV |
| Commodity Short | DDPIV |
| Commodity Long | DPUIV |
| **Inception Date** | 4/28/08 |
| **Maturity Date** | 4/01/38 |
| **DB Optimum Yield™ Commodity Index Symbol** | DBLCOYER |
| **DB Standard Commodity Index Symbol** | DBLCMACL |

### Benefits

- Leveraged and short notes
- Low cost
- Intraday access
- Listed
- Transparent
- Tax treatment*

### Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to commodities

### Issuer Details

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations**

| | |
|---|---|
| S&P Rating | AA |
| Moody's Rating | Aa1 |

## Description

Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

The DB Commodity Double Short Exchange Traded Note (Symbol: DEE), DB Commodity Double Long Exchange Traded Note (Symbol: DYY), DB Commodity Short Exchange Traded Note (Symbol: DDP), and DB Commodity Long Exchange Traded Note (Symbol: DPU) (collectively, the "DB Commodity ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index™. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index. The Short and Double Short ETNs are based on the standard version of the Index.

## Index History


$1,400.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$-
Optimum Yield™ +1x levered
Optimum Yield™ +2x levered

(Source: DB, Bloomberg)


$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$-
Standard Index -1x levered
Standard Index -2x levered

(Source: DB, Bloomberg)

Index history is for illustrative purposes only and does not represent actual DB Commodity ETN performance. Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the repurchase value formula applied to the DB Commodity ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index - Optimum Yield™, and index history for the Short and Double Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the "Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. Past performance does not guarantee future results. For current index and DB Commodity ETN performance, go to www.dbfunds.db.com/notes.

**An investment in the DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.**

* Deutsche Bank AG, London Branch and its affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

** The DB Commodity ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the DB Commodity ETNs.

Not FDIC Insured — No Bank Guarantee — May Lose Value

A Passion to Perform. Deutsche Bank

www.dbfunds.db.com/notes
877.369.4617

As of April 28, 2008

## What are the DB Commodity ETNs?

The DB Commodity ETNs are unsecured debt securities issued by Deutsche Bank AG, London Branch that are each linked to a total return version of a Deutsche Bank commodity index. The Long and Double Long ETNs are linked to the Deutsche Bank Liquid Commodity Index - Optimum Yield™, and the Short and Double ETNs are linked to the standard version of the Deutsche Bank Liquid Commodity Index. Both indexes are designed to reflect the performance of certain commodity futures contracts on crude oil, heating oil, corn, wheat, gold and aluminum. The Optimum Yield™ version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick new futures contracts when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell the DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem the DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which may include a fee of up to $0.03 per security.

### ETN Details

| | |
|---|---|
| Yearly Investor Fee | 0.75% |
| CUSIP | |
| Commodity Double Short | 25154H483 |
| Commodity Double Long | 25154H475 |
| Commodity Short | 25154H467 |
| Commodity Long | 25154H459 |
| Listing Exchange | NYSE Arca |

### Volatility

| | Optimum Yield™ +1x levered | Optimum Yield™ +2x levered | Standard Index -1x levered | Standard Index -2x levered |
|---|---|---|---|---|
| 1-Year | 14.58% | 29.30% | 15.71% | 31.57% |
| 3-Year | 14.56% | 29.21% | 16.16% | 32.53% |
| 5-Year | 15.08% | 30.21% | 17.57% | 35.54% |
| 10-Year | 14.78% | 29.57% | 18.24% | 37.13% |
| Since Inception | 13.75% | 27.51% | 17.73% | 38.73% |

### 10-Year Historical Correlation†

| Correlation | S&P 500 | Lehman US Agg |
|---|---|---|
| Optimum Yield™ +1x levered | 0.11 | (0.02) |
| Optimum Yield™ +2x levered | 0.11 | (0.02) |
| Standard Index -1x levered | (0.11) | 0.02 |
| Standard Index -2x levered | (0.11) | 0.02 |

## Annual Index Performance (%)*

| Annual Performance | Optimum Yield™ +1x levered | Optimum Yield™ +2x levered | Standard Index -1x levered | Standard Index -2x levered |
|---|---|---|---|---|
| 2007 | 31.50% | 63.43% | -24.83% | -47.17% |
| 2006 | 16.07% | 26.66% | -1.22% | -8.54% |
| 2005 | 30.92% | 62.28% | -12.77% | -28.04% |
| 2004 | 37.20% | 82.21% | -23.01% | -43.51% |
| 2003 | 25.89% | 53.04% | -22.19% | -42.82% |
| 2002 | 24.62% | 51.55% | -26.06% | -47.82% |
| 2001 | -8.61% | -19.78% | 29.46% | 59.47% |
| 2000 | 24.47% | 41.87% | -21.53% | -46.37% |
| 1999 | 42.75% | 87.08% | -39.54% | -69.23% |
| 1998 | -27.80% | -51.35% | 53.30% | 115.99% |
| 1997 | -13.09% | -28.58% | 31.84% | 63.40% |
| 1996 | 42.98% | 91.27% | -30.09% | -55.02% |
| 1995 | 20.47% | 37.23% | -12.98% | -28.78% |
| 1994 | 12.90% | 22.47% | -15.22% | -31.79% |
| 1993 | -8.44% | -18.34% | 22.04% | 44.78% |
| 1992 | 1.73% | 0.26% | 3.66% | 3.80% |
| 1991 | -8.25% | -21.62% | 21.94% | 38.35% |
| 1990 | 13.64% | 14.66% | -16.83% | -48.95% |
| 1989 | 36.68% | 70.68% | -21.13% | -43.81% |

* Index history is for illustrative purposes only and does not represent actual DB Commodity ETN performance. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Commodity Excess Return version of the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T Bill Index"), resetting monthly as per the repurchase value formula applied to the DB Commodity ETNs, less the investor fee. The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. Past performance does not guarantee future results. For current index and DB Commodity ETN performance, go to www.dbfunds.db.com/notes.

† The S&P 500 is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value Unhedged USD Index is a measurement of change in bond market conditions based on the performance of a specified group of bonds.

**Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.**

**The DB Commodity ETNs (the "Securities") are unsecured obligations of Deutsche Bank AG, London Branch. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the DB Commodity ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The Securities are riskier than** ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity, and leveraged losses. Investing in the Securities is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your Securities even if the value of the relevant index has increased. If at any time the redemption value of the Securities is zero, your Securities will expire worthless. An investment in the DB Commodity ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of units that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the Securities. Sales in the secondary market may result in losses.

The DB Commodity ETNs are concentrated in commodities. The market value of the Securities may be influenced by many unpredictable factors, including, among other things, volatile commodity prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The DB Commodity Double Long ETN and DB Commodity Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank